UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1−K

SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended January 31, 2023

Exceed Talent Capital Holdings LLC
(Exact name of issuer as specified in its charter)

Delaware	92-1482684
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

160 Varick Street, New York, NY 10013
(Full mailing address of principal executive offices)

1-917-985-8551

(Issuer’s telephone number, including area code)

Series Limited Liability Company Interests
(Title of each class of securities issued pursuant to Regulation A)

ITEM 7.  FINANCIAL STATEMENTS

EXCEED TALENT CAPITAL HOLDINGS, LLC

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INDEPENDENT AUDITOR’S REPORT

To the Managing Member of

Exceed Talent Capital Holdings, LLC

Lewes, Delaware

Opinion

We have audited the accompanying consolidated financial statements of Exceed Talent Capital Holdings, LLC (the “Company”) on a consolidated basis, which comprise the consolidated balance sheet of the Company as of January 31, 2023, and the related consolidated statements of operations, changes in member’s deficit, and cash flows for the period from July 14, 2022 (inception) to January 31, 2023, and the related notes to the consolidated financial statements. We have audited the accompanying financial statements of each listed Series of the Company, which comprise each listed Series’ balance sheet as of January 31, 2023, and the related statements of operations, changes in member’s deficit, and cash flows for the period from inception to January 31, 2023, and the related notes to each listed Series’ financial statements.

In our opinion, the consolidated financial statements and each Series’ financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of January 31, 2023, the financial position of each listed Series as of January 31, 2023, the results of the Company’s consolidated operations and its cash flows for the period ended January 31, 2023, and the results of each listed Series’ operations and cash flows for the period ended January 31, 2023, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements section of our report. We are required to be independent of the Company and each listed Series and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s and Each Listed Series’ Ability to Continue as a Going Concern

The accompanying consolidated financial statements and each listed Series’ financial statements have been prepared assuming that the Company and each listed Series will continue as a going concern. As described in Note 3 to the consolidated financial statements, the Company and each listed Series are each a business that have not commenced planned principal operations, plan to incur significant costs in pursuit of capital financing plans, and have not generated any revenues as of January 31, 2023. For the period ended January 31, 2023, the Company had a consolidated loss of $637,415 and each Series incurred a net loss. As of January 31, 2023, the Company had $500 in cash and $747,237 in liabilities, and each Series is in a working capital deficit position. These factors, among others, raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements and each listed Series’ financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

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Responsibilities of Management for the Consolidated Financial Statements and Each Series’ Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements and each listed Series’ financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements and each listed Series’ financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern within one year after the date that the consolidated financial statements and each listed Series’ financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole as of January 31, 2023, and for the period then ended and each listed Series’ financial statements as of January 31, 2023, and for the period then ended are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements and each listed Series’ financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements and each listed Series’ financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control or each listed Series’ internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements and each listed Series’ financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

August 4, 2023

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EXCEED TALENT CAPITAL HOLDINGS, LLC

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

AS OF JANUARY 31, 2023

	Envy	Big Havi	Daylin XL	Bedtime	Luh Moody	Not Specified	Total Consolidated

ASSETS
Current assets:
Cash	$–	$–	$–	$–	$–	$500	$500
Deferred offering costs	15,877	39,692	15,877	–	15,877	–	87,322
Total current assets	15,877	39,692	15,877	–	15,877	500	87,822
Talent rights	4,000	10,000	4,000	–	4,000	–	22,000
Total assets	$19,877	$49,692	$19,877	$–	$19,877	$500	$109,822

LIABILITIES AND MEMBER'S DEFICIT
Current liabilities:
Due to related party	$18,559	$46,396	$18,559	$–	$18,559	$2,000	$104,072
Convertible loan payable, related party - net of debt discount	3,830	9,574	3,830	574,438	3,830	–	595,501
Interest payable, related party	107	266	107	15,978	107	–	16,564
Arrangement fee, related party	200	500	200	30,000	200	–	31,100
Total liabilities	22,695	56,737	22,695	620,416	22,695	2,000	747,237

Member's deficit:
Accumulated deficit	(2,818)	(7,045)	(2,818)	(620,416)	(2,818)	(1,500)	(637,415)
Total member's deficit	(2,818)	(7,045)	(2,818)	(620,416)	(2,818)	(1,500)	(637,415)
Total liabilities and member's deficit	$19,877	$49,692	$19,877	$–	$19,877	$500	$109,822

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

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EXCEED TALENT CAPITAL HOLDINGS, LLC

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM JULY 14, 2022 (INCEPTION) TO JANUARY 31, 2023

	Envy	Big Havi	Daylin XL	Bedtime	Luh Moody	Not Specified	Total Consolidated

Revenue	$–	$–	$–	$–	$–	$–	$–

Operating expenses:
General and administrative	2,682	6,705	2,682	–	2,682	1,500	16,250
Impairment	–	–	–	600,000	–	–	600,000
Total operating expenses	2,682	6,705	2,682	600,000	2,682	1,500	616,250

Loss from operations	(2,682)	(6,705)	(2,682)	(600,000)	(2,682)	(1,500)	(616,250)

Interest expense	(136)	(340)	(136)	(20,416)	(136)	–	(21,165)

Net loss	$(2,818)	$(7,045)	$(2,818)	$(620,416)	$(2,818)	$(1,500)	$(637,415)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

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EXCEED TALENT CAPITAL HOLDINGS, LLC

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBER’S DEFICIT

FOR THE PERIOD FROM JULY 14, 2022 (INCEPTION) TO JANUARY 31, 2023

	Envy	Big Havi	Daylin XL	Bedtime	Luh Moody	Not Specified	Total Consolidated

Balance at July 14, 2022 (inception)	$–	$–	$–	$–	$–	$–	$–
Net loss	(2,818)	(7,045)	(2,818)	(620,416)	(2,818)	(1,500)	(637,415)
Balance at January 31, 2023	$(2,818)	$(7,045)	$(2,818)	$(620,416)	$(2,818)	$(1,500)	$(637,415)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

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EXCEED TALENT CAPITAL HOLDINGS, LLC

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM JULY 14, 2022 (INCEPTION) TO JANUARY 31, 2023

	Envy	Big Havi	Daylin XL	Bedtime	Luh Moody	Not Specified	Total Consolidated

Cash flows from operating activities:
Net loss	$(2,818)	$(7,045)	$(2,818)	$(620,416)	$(2,818)	$(1,500)	$(637,415)
Adjustments to reconcile net loss to net cash used in operating activities:
Operating expenses paid by Manager	2,682	6,705	2,682	–	2,682	–	14,750
Impairment	–	–	–	600,000	–	–	600,000
Amortization of debt discount	30	74	30	4,438	30	–	4,601
Interest payable, related party	107	266	107	15,978	107	–	16,564
Net cash used in operating activities	–	–	–	–	–	(1,500)	(1,500)
Cash flows from financing activities:
Advances from related party	–	–	–	–	–	2,000	2,000
Net cash provided by financing activities	–	–	–	–	–	2,000	2,000
Net change in cash	–	–	–	–	–	500	500
Cash at beginning of period	–	–	–	–	–	–	–
Cash at end of period	$–	$–	$–	$–	$–	$500	$500

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–

Supplemental disclosure of non-cash investing and financing activities:
Deferred offering costs incurred in exchange for due to related party	$15,877	$39,692	$15,877	$–	$15,877	$–	$87,322
Talent rights acquired and convertible loan payable assigned from Manager	$4,000	$10,000	$4,000	$600,000	$4,000	$–	$622,000
Debt discount incurred as arrangement fee	$200	$500	$200	$30,000	$200	$–	$31,100

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

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EXCEED TALENT CAPITAL HOLDINGS, LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

AS OF JANUARY 31, 2023 AND FOR THE PERIOD FROM JULY 14, 2022 (INCEPTION) TO JANUARY 31, 2023

NOTE 1: NATURE OF OPERATIONS

Exceed Talent Capital Holdings, LLC (the “Company”) is a Delaware series limited liability company formed on July 14, 2022 under the laws of Delaware. The Company was formed to offer an opportunity for fans to invest, earn, interact, influence, and celebrate talent through public investment in, and acquisition of, underlying income streams generated by musicians and creative artists, each of which will be owned by separate series of the Company, or “Series”, that management of the Company established on December 8, 2022. As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.

Each Series of the Company is focused on acquiring a property interest resulting in royalty revenues from the works of talents around the world. The Managing Member, Exceed Talent Capital LLC, will seek out and acquire rights to all or a portion of works of various talents, as well as non-exclusive distribution rights and promotional rights related to those works. The Company refers to these rights to the work(s) of talents acquired by the Managing Member as Talent Related Assets, or “TRAs.” After a TRA is acquired by the Managing Member, the Series intend to enter into “Talent Related Asset Assignment Agreements” with the Managing Member (each, a “TRAAA”) pursuant to which the Managing Member will assign the TRA to the Series. Once assigned, the Company, through its Managing Member, will utilize the TRA to promote the success of the works related to the TRA.

On December 8, 2022, Bedtime, a Series of Exceed Talent Capital Holdings LLC (“Series Bedtime”) was formed under the laws of Delaware as a series of the Company. The TRAAA in respect of Series Bedtime was signed on March 21, 2023.

On December 8, 2022, Big Havi, a Series of Exceed Talent Capital Holdings LLC (“Series Big Havi”) was formed under the laws of Delaware as a series of the Company. The TRAAA in respect of Series Big Havi was signed on March 21, 2023.

On December 8, 2022, Daylin XL, a Series of Exceed Talent Capital Holdings LLC (“Series Daylin XL”) was formed under the laws of Delaware as a series of the Company. The TRAAA in respect of Series Daylin XL was signed on March 21, 2023.

On December 8, 2022, Luh Moody, a Series of Exceed Talent Capital Holdings LLC (“Series Luh Moody”) was formed under the laws of Delaware as a series of the Company. The TRAAA in respect of Series Luh Moody was signed on March 21, 2023.

On December 8, 2022, Envy, a Series of Exceed Talent Capital Holdings LLC (“Series Envy”) was formed under the laws of Delaware as a series of the Company. The TRAAA in respect of Series Envy was signed on March 21, 2023.

The Company is managed by Exceed Talent Capital LLC, a Delaware series limited liability company (the "Manager" or "Managing Member").

As of January 31, 2023, the Company has not yet commenced principal operations. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to commence or operationalize the Company’s planned operations or failing to profitably operate the business.

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NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). On March 22, 2023 the Company amended its operating agreement such that its fiscal year-end was changed from December 31 to January 31.

The Company is an emerging growth company as the term is used in The Jumpstart Our Business Startups Act, enacted on April 5, 2012 and has elected to comply with certain reduced public company reporting requirements, including delayed implementation dates from those applicable to public business entities.

Principles of Consolidation

These consolidated financial statements include the accounts of Exceed Talent Capital Holdings, LLC and each Series listed in Note 1 (collectively the “Series”). All inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements and each Series’ financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Deferred Offering Costs

The Company and each Series complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity/(deficit) upon the completion of an offering or to expense if the offering is not completed. As of January 31, 2023, the Company has incurred $87,322 in deferred offering costs.

Fair Value of Financial Instruments

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

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The carrying amounts reported in the consolidated and consolidating balance sheets approximate their fair value.

Acquisition and Offering Expenses

All asset acquisition expenses, offering expenses, sourcing fees, and brokerage fees in connection with any initial offering and the sourcing and acquisition of Series Assets shall be borne by the relevant Series, except an unsuccessful offering in which case all abort costs shall be borne by the Manager.

Allocation Policy

The Manager will allocate revenues and costs among the various Series. The allocation policy requires that items not related to a specific Series will be allocated in accordance with its allocation policy, in equal shares to the Series in which they relate, as determined by the Manager. The Manager may amend the allocation policy in its sole discretion from time to time.

All offering expenses, acquisition expenses and operating expenses shall be allocated by the Manager in accordance with the allocation policy.

The Manager, in its sole discretion,  may defer or waive any fee payable to it under the operating agreement. All or any portion of any deferred fees will be deferred without interest and paid when the Manager determines.

Sourcing

The Managing Member is responsible for finding talented artists that are willing to sell rights to their works so those rights can later be assigned to the series. The Managing Member will market to songwriters, producers, publishers and record labels to build the pipeline for investments by the series.

As compensation for these services, the Managing Member will collect a fee for sourcing the underlying TRA of a TRAAA (which is referred to as the “Sourcing Fee”). The Sourcing Fee will be comprised of (i) a cash fee equal to 5% of the purchase price of the TRA underlying the TRAAA; and (ii) an equity fee equal to 5% of the Membership interests issued in a Series as of the closing of the offering of that Series, such that immediately after closing, the Managing Member will own 5% of all the membership interests issued in a series. The Sourcing Fee (or either of its components) may be waived or reduced by the Managing Member on per series basis.

Management Fee

Unless otherwise set forth in the applicable Series designation, the Managing Member shall be entitled to payment of a management fee upon receipt of gross income by a Series, equal to 5% of the gross income. The Managing Member, in its sole discretion, may accept payment of the management fee by causing the Series to accrue such management fees, which shall be paid to the Managing Member prior to any distributions to members. The management fee is payable quarterly.

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Underwriting

When sourcing potential TRAs, the Managing Member may decide to utilize debt (“Underwriting Debt”) to acquire a TRA prior to a Series raising proceeds from an offering to purchase the TRA (via a TRAAA). Such Underwriting Debt will, in most cases, be provided by an affiliate of the Managing Member. When the Series and the Managing Member enter into the TRAAA utilizing Underwriting Debt, the Series will assume the Underwriting Debt from the Managing Member in exchange for the assignment of the TRA asset under the TRAAA.

The terms of any Underwriting Debt will be set forth in the loan agreement between the lender and the Managing Member – but in general, is expected to have the following terms:

•	Accrues interest at 1.5% per month
•	Upon closing of a series offering, offering proceeds are used by the series to repay the Underwriting Debt (including accrued interest). Any amount of the Underwriting Debt that remains unpaid after closing will be converted into membership interest of the series at a 7.5% discount to the price per membership interest offered to investors

Talent Rights

The Company capitalizes all fees related to the Company’s TRAs as intangible assets. Talent rights are considered indefinite-lived as the rights acquired under the TRAs are in perpetuity.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, and at each reporting date, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

During the period ended January 31, 2023, the Company recorded a full impairment of the Series Bedtime talent right asset for $600,000, as the Managing Member determined that the seller of the rights did not have the rights to sell the asset conveyed, and therefore Series Bedtime did not have properly secured rights on this asset. During the period ended January 31, 2023, the Company did not record impairment losses on any other series.

Revenue Recognition

ASC Topic 606, Revenue from Contracts with Customers establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Revenues are recognized when control of the promised goods or services is transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

The Company recognizes royalty streaming and other income at the point in time at which the Company becomes contractually entitled to receive such income based upon the terms of the agreements in place with music and other rights holders. This point in time represents when the Company satisfies its performance obligations.

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Operating Expenses

Each Series shall be responsible for its operating expenses. The Manager will bear its own expenses of an ordinary nature. If there are not sufficient cash reserves of, or revenues generated by, a Series to meet its operating expenses, the Manager may: (a) issue additional interests in such Series; (b) pay such excess operating expenses and not seek reimbursement; and/or (c) enter into an agreement pursuant to which the Manager loans to the Company an amount equal to the remaining excess operating expenses (the “Operating Expenses Reimbursement Obligation”). The Manager, in its sole discretion, may impose a reasonable rate of interest (a rate no less than the applicable federal rate on any operating expenses reimbursement obligation). The Operating Expenses Reimbursement Obligation shall become repayable when cash becomes available.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in these financial statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statement, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated and consolidating financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

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The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction. The Company intends for each Series to make an election to be taxed as a corporation, though it may, in its sole discretion, elect to maintain taxation as a disregarded entity.

Earnings/(Loss) per Membership Interest

Upon completion of an offering, each Series intends to comply with accounting and disclosure requirement of ASC Topic 260, “Earnings per Share.” For each Series, earnings (loss) per membership interest (“EPMI”) will be computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding membership interests in that particular Series during the period. Potentially dilutive items outstanding as of January 31, 2023 is as follows (see Note 5):

	Envy	Big Havi	Daylin XL	Bedtime	Luh Moody	Not Specified	Total Consolidated
Convertible loan payable, related party	1,480	2,220	1,480	44,395	1,480	–	51,054
Arrangement fee, related party	67	100	67	2,000	67	–	2,300
	1,546	2,320	1,546	46,395	1,546	–	53,354

Recently Issued and Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company adopted the ASU upon inception and it did not have any effect on its consolidated financial statements and each Series’ financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and has issued subsequent amendments to this guidance. This new standard will replace all current guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for interim and annual periods beginning after December 31, 2018. The standard may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company has adopted this standard upon inception and it did not have a material impact on their consolidated financial statements and each Series’ financial statements.

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. The Company adopted ASU 2020-06 upon inception.

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Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements and each Series’ financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 3: GOING CONCERN

The accompanying consolidated and consolidating  financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company and each series are each a business that have not commenced planned principal operations, plan to incur significant costs in pursuit of capital financing plans, and have not generated any revenues as of January 31, 2023. During the period ended January 31, 2023, the Company has incurred a consolidated net loss of $637,415, and each series incurred a net loss. As of January 31, 2023, the Company had $500 in cash and $747,237 in liabilities, and each series is in a working capital deficit position. The Company and each series are dependent upon the Managing Member for continued funding of its obligations. These factors, among others, raise substantial doubt about the ability of the Company and each series to continue as a going concern for a reasonable period of time. The Company’s and each series’ ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain further advances from its Manager and/or obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company or each series will be successful in these efforts. The consolidated and consolidating financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company or each series be unable to continue as a going concern.

NOTE 4: TALENT RIGHTS

Series Bedtime Talent Rights Purchase Agreement

On November 30, 2022, the Managing Member and the owner of the Series Bedtime TRA entered into a Talent Rights Purchase Agreement pursuant to which the Managing Member acquired the Series Bedtime TRA for a purchase price of $600,000 (the “Series Bedtime Talent Rights Purchase Agreement”).

Pursuant to the Series Bedtime Talent Rights Purchase Agreement, the Managing Member believed it had acquired the following rights that comprise the Series Bedtime TRA:

•	Royalty Revenue Rights. The Managing Member acquired the right to receive 50% of the streaming revenues associated with the song “Bedtime” recorded by Lil Durk and featuring Doodie Lo, intended to be released in April 2023 as collected by the exclusive distributor of the song, Empire Distribution Inc.

•	Distribution Rights. The Managing Member acquired the ability to determine the initial date of release for the song, as well as to approve any changes to the distributor of the recording. The Series Bedtime Talent Rights Purchase Agreement also sets a standard for the commercial release and promotion of the song in accordance with a release plan that is at least as widespread as the release plan for the Lil Durk’s most successful song to date. Failure to do so would be considered a breach under the Talent Rights Purchase Agreement.

•	Promotional Rights. The Managing Member acquired the right to create any content that features the name, voice, likeness, image, performance or other publicity rights of artists related to the song recording, and the Managing Member will be deemed to be the author and sole copyright owner of such content. Additionally, the Series Bedtime Talent Rights Purchase Agreement provides that the artists must work with the Managing Member in good faith to mutually agree upon a social media activation strategy designed to amplify the success of the song recording subject to the agreement, including a minimum number of posts that the Managing Member may request that meet certain specifications set by the Managing Member.

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•	Copyright Lien. The Talent Rights Purchase Agreement also provides that the owner of the Series Bedtime TRA must grant and assign to the Managing Member a first priority lien, copyright mortgage and security interest in and to (i) the music exploitation rights of the owner; (ii) all revenues generated from the exploitation of those music rights at any time due and payable to the owner or artist; and (iii) all accounts holding such revenues, and the copyright in the song recording.

The Managing Member subsequently assigned the Series Bedtime TRA to Series Bedtime via the Series Bedtime TRAAA.

In July 2023, it became clear to the Managing Member that the ultimate seller of the rights to Series Bedtime did not have the rights to sell the asset conveyed, and therefore the series did not have properly secured rights on this asset. The offering of shares in Series Bedtime was promptly withdrawn on July 24, 2023, and any monies collected from investors and then held in escrow by the Company’s escrow agent were returned to investors in full and without deduction. As a result, the Company has recorded a full impairment of the value of the TRAAA in the amount of $600,000. The Managing Member is currently attempting to recover the monies it paid for the asset, and irrespective of the outcome of such efforts, it intends to forgive the full amount of the loan balance used to finance the original assignment of the TRAAA to the series, as well as any accrued interest and arrangement fees.

Series Big Havi Talent Rights Purchase Agreement

On November 28, 2022, the Managing Member and the owner of the Series Big Havi TRA entered into a Talent Rights Purchase Agreement pursuant to which the Managing Member acquired the Series Big Havi TRA for a purchase price of $10,000 (the “Series Big Havi Talent Rights Purchase Agreement”).

Pursuant to the Series Big Havi Talent Rights Purchase Agreement, the Managing Member acquired the following rights that comprise the Series Big Havi TRA:

•	Royalty Revenue Rights. The Managing Member acquired the right to receive 50% of the streaming revenues associated with the album Personal Problems 3 recorded by Javier Hardemann (p/ka/ Big Havi) intended to be released in April 2023 as collected by the exclusive distributor of the work, Slipstream.

•	Distribution Rights. The Managing Member acquired the ability to determine the initial date of release for the recordings, as well as to approve any changes to the distributor of the recordings. The Series Big Havi Talent Rights Purchase Agreement also sets a standard for the commercial release and promotion of the recordings in accordance with a release plan that is at least as widespread as the release plan for the artist’s most successful recording to date. Failure to do so would be considered a breach under the Talent Rights Purchase Agreement.

•	Promotional Rights. The Managing Member acquired the right to create any content that features the name, voice, likeness, image, performance or other publicity rights of artist’ related to the recordings, and the Managing Member will be deemed to be the author and sole copyright owner of such content. Additionally, the Series Big Havi Talent Rights Purchase Agreement provides that the artist must work with the Managing Member in good faith to mutually agree upon a social media activation strategy designed to amplify the success of the recordings subject to the agreement, including a minimum number of posts that the Managing Member may request that meet certain specifications set by the Managing Member.

•	Copyright Lien. The Talent Rights Purchase Agreement also provides that the owner of the Series Big Havi TRA must grant and assign to the Managing Member a first priority lien, copyright mortgage and security interest in and to (i) the music exploitation rights of the owner; (ii) all revenues generated from the exploitation of those music rights at any time due and payable to the owner or artist; and (iii) all accounts holding such revenues, and the copyright in the recordings.

The Managing Member subsequently assigned the Series Big Havi TRA to Series Big Havi via the Series Big Havi TRAAA.

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Series Luh Moody Talent Rights Purchase Agreement

On December 6, 2022, the Managing Member and the owner of the Series Luh Moody TRA entered into a Talent Rights Purchase Agreement pursuant to which the Managing Member acquired the Series Luh Moody TRA for a purchase price of $4,000 (the “Series Luh Moody Talent Rights Purchase Agreement”).

Pursuant to the Series Luh Moody Talent Rights Purchase Agreement, the Managing Member acquired the following rights that comprise the Series Luh Moody TRA:

•	Royalty Revenue Rights. The Managing Member acquired the right to receive 30% of the streaming revenues associated with 15 songs recorded and released by Jonathan Schieber (p/ka/ Luh Moody) intended to be released in 2023 as collected by the exclusive distributor of the song, Distrokids LLC.

•	Distribution Rights. The Managing Member acquired the ability to determine the initial date of release for the recordings, as well as to approve any changes to the distributor of the recordings. The Series Luh Moody Talent Rights Purchase Agreement also sets a standard for the commercial release and promotion of the recordings in accordance with a release plan that is at least as widespread as the release plan for the artist’s most successful recording to date. Failure to do so would be considered a breach under the Talent Rights Purchase Agreement.

•	Promotional Rights. The Managing Member acquired the right to create any content that features the name, voice, likeness, image, performance or other publicity rights of artist’ related to the recordings, and the Managing Member will be deemed to be the author and sole copyright owner of such content. Additionally, the Series Luh Moody Talent Rights Purchase Agreement provides that the artist must work with the Managing Member in good faith to mutually agree upon a social media activation strategy designed to amplify the success of the recordings subject to the agreement, including a minimum number of posts that the Managing Member may request that meet certain specifications set by the Managing Member.

•	Copyright Lien. The Talent Rights Purchase Agreement also provides that the owner of the Series Luh Moody TRA must grant and assign to the Managing Member a first priority lien, copyright mortgage and security interest in and to (i) the music exploitation rights of the owner; (ii) all revenues generated from the exploitation of those music rights at any time due and payable to the owner or artist; and (iii) all accounts holding such revenues, and the copyright in the recordings.

The Managing Member subsequently assigned the Series Luh Moody TRA to Series Luh Moody via the Series Luh Moody TRAAA.

Series DaylinXL Talent Rights Purchase Agreement

On December 6, 2022, the Managing Member and the owner of the Series DaylinXL TRA entered into a Talent Rights Purchase Agreement pursuant to which the Managing Member acquired the Series DaylinXL TRA for a purchase price of $4,000 (the “Series DaylinXL Talent Rights Purchase Agreement”).

Pursuant to the Series DaylinXL Talent Rights Purchase Agreement, the Managing Member acquired the following rights that comprise the Series DaylinXL TRA:

•	Royalty Revenue Rights. The Managing Member acquired the right to receive 30% of the streaming revenues associated 15 songs recorded by Dailon Little (p/ka/ DaylinXL) intended to be released in 2023 as collected by the exclusive distributor of the song, Distrokids LLC.

•	Distribution Rights. The Managing Member acquired the ability to determine the initial date of release for the recordings, as well as to approve any changes to the distributor of the recordings. The Series DaylinXL Talent Rights Purchase Agreement also sets a standard for the commercial release and promotion of the recordings in accordance with a release plan that is at least as widespread as the release plan for the artist’s most successful recording to date. Failure to do so would be considered a breach under the Talent Rights Purchase Agreement.

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•	Promotional Rights. The Managing Member acquired the right to create any content that features the name, voice, likeness, image, performance or other publicity rights of artist’ related to the recordings, and the Managing Member will be deemed to be the author and sole copyright owner of such content. Additionally, the Series DaylinXL Talent Rights Purchase Agreement provides that the artist

•	must work with the Managing Member in good faith to mutually agree upon a social media activation strategy designed to amplify the success of the recordings subject to the agreement, including a minimum number of posts that the Managing Member may request that meet certain specifications set by the Managing Member.

•	Copyright Lien. The Talent Rights Purchase Agreement also provides that the owner of the Series DaylinXL TRA must grant and assign to the Managing Member a first priority lien, copyright mortgage and security interest in and to (i) the music exploitation rights of the owner; (ii) all revenues generated from the exploitation of those music rights at any time due and payable to the owner or artist; and (iii) all accounts holding such revenues, and the copyright in the recordings.

The Managing Member subsequently assigned the Series DaylinXL TRA to Series DaylinXL via the Series DaylinXL TRAAA.

Series Envy Talent Rights Purchase Agreement

On December 6, 2022, the Managing Member and the owner of the Series Envy TRA entered into a Talent Rights Purchase Agreement pursuant to which the Managing Member acquired the Series Envy TRA for a purchase price of $4,000 (the “Series Envy Talent Rights Purchase Agreement”).

Pursuant to the Series Envy Talent Rights Purchase Agreement, the Managing Member acquired the following rights that comprise the Series Envy TRA:

•	Royalty Revenue Rights. The Managing Member acquired the right to receive 30% of the streaming revenues associated with 15 songs recorded by Dailon Little (p/ka/ Envy) intended to be released in 2023 as collected by the exclusive distributor of the song, Distrokids LLC.

•	Distribution Rights. The Managing Member acquired the ability to determine the initial date of release for the recordings, as well as to approve any changes to the distributor of the recordings. The Series Envy Talent Rights Purchase Agreement also sets a standard for the commercial release and promotion of the recordings in accordance with a release plan that is at least as widespread as the release plan for the artist’s most successful recording to date. Failure to do so would be considered a breach under the Talent Rights Purchase Agreement.

•	Promotional Rights. The Managing Member acquired the right to create any content that features the name, voice, likeness, image, performance or other publicity rights of artist’ related to the recordings, and the Managing Member will be deemed to be the author and sole copyright owner of such content. Additionally, the Series Envy Talent Rights Purchase Agreement provides that the artist must work with the Managing Member in good faith to mutually agree upon a social media activation strategy designed to amplify the success of the recordings subject to the agreement, including a minimum number of posts that the Managing Member may request that meet certain specifications set by the Managing Member.

•	Copyright Lien. The Talent Rights Purchase Agreement also provides that the owner of the Series Envy TRA must grant and assign to the Managing Member a first priority lien, copyright mortgage and security interest in and to (i) the music exploitation rights of the owner; (ii) all revenues generated from the exploitation of those music rights at any time due and payable to the owner or artist; and (iii) all accounts holding such revenues, and the copyright in the recordings.

The Managing Member subsequently assigned the Series Envy TRA to Series Envy via the Series Envy TRAAA.

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Upon the TRA assignments from the Managing Member to each series, the following is a summary of talent rights by series at January 31, 2023:

	Envy	Big Havi	Daylin XL	Bedtime*	Luh Moody	Not Specified	Total Consolidated
Talent rights	$4,000	$10,000	$4,000	$–	$4,000	$–	$22,000

*Series Bedtime TRAA is valued at $0 after full impairment of $600,000. Refer to Note 2.

NOTE 5: CONVERTIBLE DEBT, RELATED PARTY

On December 8, 2022, the Manager entered into several underwriting agreements for convertible loans (the “Underwriting Agreement”) with Exceed Market Technologies F.C., Limited Partnership (the “Lender”), an affiliate of the Manager and related party entity with common control and management. The Underwriting Agreements were subsequently assigned in part to each series to enable the respective series to finance the acquisition of the TRAs from the Manager as noted above.

The aggregate principal of the loans was $622,000 (after the March 2023 amendments as noted in Note 9) as the debt was assigned from the Manager for the talent rights acquired (see Note 4). The loans bear interest at rate of 18% per annum, subject to adjustment for changes in the Federal Reserve interest rate. During the period ended January 31, 2023, the Company incurred $16,564 in interest, all of which was accrued and unpaid as of January 31, 2023.

If any series completes an equity crowdfunding offering (“Series Public Offering”) within a year of the Underwriting Agreements, the outstanding principal and accrued interest (the “Contributed Amount”) shall become due and payable by the series borrower immediately following the Series Public Offering. The balance becomes due immediately upon a default event, as defined in the Underwriting Agreement.

If the net proceeds from a Series Public Offering, taken in the aggregate with other income generated by a series during the period from its operational activities, and net of any funds required by the series to meet its reasonable future working capital needs, are insufficient to cover the relevant Series Contributed Amount in full, the balance of the Series Contributed Amount remaining uncovered by the net proceeds from such Series Public Offering shall automatically be converted into membership interests of the series based on a conversion price equal to the per-share price at which such securities were offered in the Series Public Offering, less a discount of 7.5%. If, after a year following the Underwriting Agreement, any portion of such disbursed amount was used for the benefit of a series that eventually did not carry out a Series Public Offering, then such portion of the disbursed amount, including all accrued interest shall, at the lender’s option, shall be either (i) converted into membership interest of the series based on a conversion price equal to the per-share price at which such securities were intended to be offered in the Series Public Offering, less a discount of 7.5%; or (ii) remain outstanding and payable by the series. Unless and until the loans have been fully repaid to the lender, the lender option shall be exercisable for the year following the Underwriting Agreement. The loans shall automatically be converted into membership interests of the respective series upon an exit event such as a) the acquisition of the series or Manager by another entity, b) the sale of all or substantially all of the assets or intellectual property of the series or Manager, or an initial public offering of the Manager.

In connection with the Underwriting Agreement and the assignment of the agreement to the respective series, the Lender shall be entitled to receive membership interests in a Series in an amount equal to 5% of the series investment amount (“Arrangement Fee”). The Agreement Fee is only payable in equity and shall be issued to the lender at a per-share price at which such securities are offered in the Series Public Offering. The Company recorded a liability of $31,100 for the fair value of the Arrangement Fee, which was recorded as a debt discount to the convertible loan. The debt discount will be amortized to interest expense over the life of the loan. During the period ended January 31, 2023, the Company recognized amortization of debt discount of $4,601.

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The following is a summary of the convertible loans per each Underwriting Agreement as of January 31, 2023:

	Envy	Big Havi	Daylin XL	Bedtime	Luh Moody	Not Specified	Total Consolidated
Principal per Amended Underwriting Agreement*	$4,000	$10,000	$4,000	$600,000	$4,000	$–	$22,000
Unamortized debt discount	(170)	(426)	(170)	(25,562)	(170)	–	(26,499)
Convertible debt, related party - net of debt discount	$3,830	$9,574	$3,830	$574,438	$3,830	$–	$(4,499)

*Refer to Note 9 for detail on the amended principal of each underwriting agreement

NOTE 6: MEMBER’S DEFICIT

Pursuant to the terms of the operating agreement, the Manager will provide certain management and advisory services, as well as management team and appropriate support personnel to the Company and to each of the Company’s series and subsidiaries, if any.

The Manager will be responsible for directing the management of the Company’s business and affairs, managing its day-to-day affairs, and implementing its investment strategy. The Manager has a unilateral ability to amend the operating agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights with respect to the Series in which they are invested.

Any amounts available for distribution following a monetization event after (a) payment of accrued management fees up to the date of the monetization event, (b) repayment of any amounts outstanding under operating expenses reimbursement obligations including any accrued interest as there may be, (c) the creation of such reserves as the Managing Member deems necessary, in its sole discretion, to meet future operating expenses and (d) after payment of any other fees, costs and liabilities (as determined by the Managing Member in its sole discretion), shall be applied and distributed as follows: 5% to the Managing Member and 95% to the members pro rata to their interests.

Any amounts available for distribution following the liquidation of a Series, after payment of management fees payable through the date of liquidation, net of any fees, costs and liabilities (as determined by the Managing Member in its sole discretion), shall be distributed as follows: 5% to the Managing Member and 95% to the members pro rata to their interests.

The Manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the operating agreement. The Manager may change the timing of distributions or determine that no distributions shall be made, in its sole discretion.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 7: RELATED PARTY TRANSACTIONS

Each Series may retain certain of the Managing Member’s affiliates for necessary services relating to its investments or its operations, including any administrative services and other management services.

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Unless otherwise set forth in the applicable Series designation, the Managing Member or its affiliates shall, as at the closing of any initial offering of a Series, acquire 5% of the interests of the Series being issued pursuant to such initial offering as a sourcing fee. The Manager is also entitled to a cash sourcing fee of 5% of the purchase price of each underlying asset.

During the period ended January 31, 2023, the Company incurred an aggregate of $87,322 in deferred offering costs which were paid by the Manager.

During the period ended January 31, 2023, the Company incurred $14,750 in general and administrative expense which were paid by the Manager.

During the period ended January 31, 2023, the Manager advanced $2,000 to the Company. The advance was not specified to a particular Series. The advance is unsecured, non-interest bearing and due on demand.

Refer to Note 5 for detail on the Company’s convertible loan and arrangement fee liability with a related party.

NOTE 8: COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

NOTE 9: SUBSEQUENT EVENTS

The Company intends to make a Regulation A offering of its series membership interests in 2023.

The original Underwriting Agreements totaled $912,000, which were subsequently reduced by the Manager to an aggregate of $622,000 on March 21, 2023. The related TRAs were superseded and replaced on March 21, 2023 for an aggregate of $622,000.

On March 22, 2023 the Company amended its Operating Agreement such that its fiscal year-end was changed from December 31 to January 31.

In July 2023, it became clear to the Managing Member that the ultimate seller of the rights to Series Bedtime did not have the rights to sell the asset conveyed, and therefore the series did not have properly secured rights on this asset. The offering of shares in Series Bedtime was promptly withdrawn on July 24, 2023, and any monies collected from investors and then held in escrow by the Company’s escrow agent were returned to investors in full and without deduction. As a result, the Company has recorded a full impairment of the value of the TRAAA in the amount of $600,000 as of January 31, 2023 (see Note 4). The Managing Member is currently attempting to recover the monies it paid for the asset, and irrespective of the outcome of such efforts, it intends to forgive the full amount of the loan balance used to finance the original assignment of the TRAAA to the series, as well as any accrued interest and arrangement fees.

Management has evaluated all subsequent events through August 4, 2023, the date the consolidating and consolidated financial statements was available to be issued. There are no other material events requiring disclosure or adjustment to these financial statements.

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ITEM 8.  EXHIBITS

Exhibit Index

Exhibit No.	Description
2.1*	Certificate of Formation of Exceed Talent Capital Holdings LLC
2.2*	Limited Liability Company Operating Agreement of Exceed Talent Capital Holdings LLC
2.3*	Form of Series Designation
2.4*	First Amendment to Limited Liability Company Operating Agreement of Exceed Talent Capital Holdings LLC
4.1*	Form of Subscription Agreement
6.1*	Form of TRAAA between our Series and our Managing Member (including Form of Underwriting Debt Agreement as Exhibit A)
6.2*	Form of Talent Rights Purchase Agreement between the Managing Member and TRA owners
8.1*	Form of Escrow Agreement

______________

*	Filed as exhibits to the Company’s Form 1-A and prequalification amendments thereto (File No. 024-12122)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 14, 2023	EXCEED TALENT CAPITAL HOLDINGS LLC

By:	/s/ Anthony Martini
Anthony Martini President

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Anthony Martini	President of the Managing Member, principal executive officer	on August 14, 2023
Anthony Martini

/s/ Philip Schajer	Chief Financial Officer of the Managing Member, principal financial officer, and principal accounting officer.	on August 14, 2023
Philip Schajer

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